Laidlaw International Provides Updated Guidance for Fiscal 2004

NAPERVILLE, IL, October 26, 2004 — Laidlaw International, Inc. (NYSE: LI) announced today that it is raising its previously issued guidance for its fiscal year ended August 31, 2004. Laidlaw International expects EBITDA to be 10% to 11% higher than EBITDA in fiscal 2003. The company previously provided guidance for EBITDA to be 7% to 8% higher than fiscal 2003. The improvement is due to lower than expected consolidated insurance costs and higher than anticipated summer revenue at Education Services.

As provided in earlier guidance, the company continues to estimate fiscal 2004 revenue to be 3% to 4% higher than revenue in fiscal 2003. Net capital expenditures for fiscal 2004 are now estimated to be approximately $210 million, a reduction from the company’s prior guidance of $250 million.

EBITDA is defined as earnings before interest; income taxes; depreciation; amortization; other expenses, net; and cumulative effect of change in accounting principles. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because management believes it provides useful information regarding the company’s ability to service or incur debt. EBITDA is not calculated the same way by all companies. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP (general accepted accounting principles) and is not indicative of operating income or cash flow from operations as determined under GAAP.

The company will provide further information on its financial results for its fourth fiscal quarter and full year fiscal 2004 on Wednesday, November 10, 2004. Senior management of Laidlaw International will hold a conference call on the following day to discuss the financial results.

Laidlaw International, Inc. is a holding company for North America’s leading providers of school and inter-city bus transport, public transit, patient transportation and emergency department management services. The company’s shares are traded on the New York Stock Exchange (NYSE: LI). For more information, go to www.laidlaw.com.

The above information includes “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. The statements regarding the Company’s expectations for EBITDA, revenue and net capital expenditures for fiscal 2004 are forward-looking statements that are based on current information and expectations, and involve a number of risks and uncertainties. A number of factors, including final year-end adjustments, could cause actual results to differ materially from these statements as it compiles its final results for fiscal 2004. For a discussion of other risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year and its subsequent reports filed pursuant to the Securities Exchange Act of 1934, as amended. All forward-looking statements herein are made as of the date hereof and the Company undertakes no obligation to update such statements.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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